March 2009
Pricing Sheet dated March 24, 2009 relating to
Preliminary Terms No. 8 dated March 2, 2009 to
Registration Statement No. 333-155535
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – March 24, 2009
Issuer:	JPMorgan Chase & Co.
Maturity date:	April 30, 2010, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
ETF Shares:	Shares of the iShares® MSCI EAFE Index Fund
Underlying Index:	MSCI EAFE® Index
Aggregate principal amount:	$2,760,750
Payment at maturity:	If final share price is greater than initial share price, for each $10 principal amount PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If final share price is less than or equal to initial share price, for each $10 principal amount PLUS,

$10 x share performance factor

This amount will be less than or equal to the stated principal amount of $10 per PLUS, but will not be less than zero.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$38.20, the closing price of one ETF Share on the pricing date, divided by the adjustment factor.
Final share price:	The closing price of one ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. MS-2-A-I.
Valuation date:	April 27, 2010, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
Leverage factor:	300%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$13.00 (130% of the stated principal amount) per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 24, 2009
Original issue date:	March 31, 2009 (5 business days after the pricing date)
CUSIP:	46625H381
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per PLUS	$10	$0.20	$9.80
Total	$2,760,750	$55,215	$2,705,535
(1)

The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-17 of the accompanying product supplement no. MS-2-A-I.

(2)

The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.

(3)

JPMSI, acting as agent for JPMorgan Chase & Co., received a commission of $0.20 per $10 principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”). See “Underwriting” beginning on page PS-43 of the accompanying product supplement no. MS-2-A-I.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The PLUS are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, RELATED PRODUCT SUPPLEMENT
NO. MS-2-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 8 dated March 2, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209000933/e34711fwp.pdf
Product supplement no. MS-2-A-I dated March 2, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209000921/e34698_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (866) 477-4776.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.